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                                                                  Exhibit 10(af)

                           CHANGE IN CONTROL AGREEMENT
                           ---------------------------


                                                  First Union Real Estate Equity
                                                        and Mortgage Investments
                                                    55 Public Square, Suite 1900
                                                      Cleveland, Ohio 44113-1937

                                                               February 17, 1998

[Employee]
[Address]


Dear     :

              First Union Real Estate Equity and Mortgage Investments (the "Trust") recognizes that the possibility of a change in control of the Trust may exist and that such possibility, and the uncertainty and distraction such situations raise among key employees, may work to the detriment of the Trust and its beneficiaries. Accordingly, the Board of Trustees (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key employees, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Trust.

              In order to induce you to remain in the employ of the Trust until the termination of your employment in conjunction with a "change in control" of the Trust (as defined in Section 2 hereof) and to induce you to remain in the Trust's employ for at least ninety (90) days after a change in control in order to provide continuity during a transition period, this letter agreement ("Agreement") sets forth the severance benefits which this Trust agrees will be provided to you in the event your employment with the Trust is terminated within the two-year period immediately following any change in control of the Trust either by you for "Good Reason" or by the Trust "Without Cause" (both as defined in Section 3 hereof). In the event that a change in control of the Trust does not occur, your severance benefits, if any, shall be determined without regard to this Agreement.

              Nothing herein shall be construed so as to prevent either you or the Trust from terminating your employment at any time, for cause or otherwise, subject only to the specific payment and other provisions hereinafter provided for under certain circumstances in the event a change in control of the Trust shall have occurred prior to the date your termination becomes effective. In addition, this Agreement shall be deemed terminated, and of no further force and effect, in the event that you cease to be a Board-elected officer or an appointed officer or a key employee of the Trust prior to a change in control of the Trust. You hereby specifically acknowledge that as of the date of effectiveness of this Agreement your employment by the Trust is employment-at-will, subject to termination by you, or by the Trust, at any time with or without cause. You also acknowledge that such employment-at-will status cannot be modified except in a specific writing which has been authorized or ratified by the Board.

              1. CONTINUED EMPLOYMENT. Subject to the terms, provisions and conditions of this Agreement, this confirms that you have advised the Trust that, in consideration of, among other things, the Trust's entering into this Agreement with you, it is your present intention to remain in the employ of the Trust, in the position and with substantially the same duties and responsibilities that you currently have, or in a position and with such duties as the Trust and you may hereafter mutually agree in writing, unless and until there occurs a change in control of the Trust.

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              2. CHANGE IN CONTROL. A "change in control" of the Trust will be deemed to occur if at any time after the date of the adoption of this Agreement:

              (a) Any Person (other than the Trust, any Subsidiary of the Trust, any employee benefit plan or employee share ownership plan of the Trust or any Subsidiary of the Trust, or any Person organized, appointed, or established by the Trust or any Subsidiary of the Trust for or pursuant to the terms of any such plan), alone or together with any of its Affiliates or Associates, becomes the Beneficial Owner of 25% or more of the shares of beneficial interest, par value $1 per share, of the Trust ("Shares") then outstanding. For purposes of this Section 2(a), the terms "Beneficial Owner," "Person," "Subsidiary", "Affiliates" and "Associates" have the meanings given to them in the Rights Agreement, dated as of March 7, 1990, between the Trust and National City Bank, as Rights Agent, as amended from time to time.

              (b) At any time during a period of 24 consecutive months, individuals who were trustees at the beginning of the period no longer constitute a majority of the members of the Board of Trustees unless the election, or the nomination for election by the Trust's beneficiaries, of each trustee who was not a trustee at the beginning of the period is approved by at least a majority of the trustees who are in office at the time of the election or nomination and were trustees at the beginning of the period.

              (c) A record date is established for determining beneficiaries of the Trust entitled to vote upon (A) a merger or consolidation of the Trust with another business trust, real estate investment trust, partnership, corporation, or other entity in which the Trust is not the surviving or continuing entity or in which all or part of the outstanding Shares are to be converted into or exchanged for cash, securities, or other property, (B) a sale or other disposition of all or substantially all of the assets of the Trust, or (C) the dissolution of the Trust.

              Notwithstanding events set forth above, unless otherwise determined by a majority vote of the Board, a change in control of the Trust shall not be deemed to have occurred solely because (i) the Trust, (ii) an entity of which the Trust directly or indirectly beneficially owns 50% or more of the entity's voting stock, or (iii) any employee stock ownership plan or any other employee benefit plan sponsored by the Trust, either files or becomes obligated to file a report or proxy statement in response to Schedules 13D, 14D-1 or 14A, or Form 8-K (or any successor form), disclosing beneficial ownership by it of Trust Shares, whether in excess of 20% or otherwise, or because the Trust reports that a change of control of the Trust has or may have occurred, or will or may occur in the future, by reason of such beneficial ownership; and provided further that a change in control of the Trust shall not have occurred if at least 75% of the assets of the Trust have been transferred to another entity which assumes this Agreement and at least a majority of the Trust's then trustees become trustees or directors of such other entity.

              The first date upon which a change in control of the Trust as defined above takes place shall be known as the "Effective Date." Anything in this Agreement to the contrary notwithstanding, if a change in control of the Trust occurs and if your employment with the Trust is terminated prior to the date on which the change in control of the Trust occurs, and if it is reasonably demonstrated by you that such termination (i) was at the request of a third party who had taken steps reasonably calculated to effect a change in control of the Trust or (ii) was by the Trust and arose with or in anticipation of a change in control of the Trust, then for all purposes of this Agreement your employment shall be deemed to have been terminated by the Trust Without

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Cause under Section 3(f) of this Agreement and the "Effective Date" shall mean the date immediately prior to the Date of Termination (as defined in Section 3 hereof).

              3. TERMINATION OF EMPLOYMENT. Your employment with the Trust shall or may be terminated, as the case may be, for any of the following reasons:

                 (a) DEATH. Termination of your employment with the Trust due to your death;

                 (b) RETIREMENT. Termination of your employment with the Trust at or after the attainment of age sixty-five (65);

                 (c) DISABILITY. Termination of your employment with the Trust either by you or the Trust, if you become disabled as determined by a physician acceptable to you and the Trust by reason of physical or mental impairment for an aggregate of one hundred eighty (180) days (whether business or non-business days and whether or not consecutive) during any period of twelve consecutive months to such an extent that you are unable to substantially perform your duties of employment with the Trust on a full-time basis;

                 (d) CAUSE. Termination of your employment with the Trust at any time for Cause. For purposes of this Agreement, "Cause" shall mean:

                     (i) The willful and continued failure by you to perform substantially your duties with the Trust or one of its affiliates (other than for Disability or Good Reason), after a written demand for substantial performance is delivered to you by the Board or the Chief Executive Officer of the Trust which specifically identifies the manner in which the Board or Chief Executive Officer believes that you have not substantially performed your duties;

                     (ii) Willful, wanton and voluntary action taken by you without approval of the Board that you know to be materially adverse to the interest of the Trust and its beneficiaries, collectively; or

                     (iii) Your conviction of a felony involving moral turpitude.

              For purposes of this Section 3(d), no act or failure to act shall be considered "willful" unless it is done, or omitted to be done, in bad faith or without your reasonable belief that such act or omission was in the best interests of the Trust. Any act, or failure to act, based upon authority given you pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Trust shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Trust. Termination of your employment with the Trust shall not be deemed to be for Cause unless and until, in the case of any failure on your part in respect of clause (i) or (ii) of this
              Section 3(d), (x) the Board first gives you written notice specifying the nature of the failure and the steps that you must take to cure any such failure, and you fail to take those steps within 30 days after such notice is given and (y) in the event the Board deems such failure not to have been cured, there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after 30 days' written notice of termination of employment is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.




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                    (e) GOOD REASON. You may terminate your employment with the
Trust for Good Reason; provided that this Agreement shall not apply to, and no benefits will be paid to you hereunder for, any termination by you within ninety
(90) days after a change in control of the Trust. For purposes of this Agreement, "Good Reason" shall mean:

                     (i) The assignment of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Trust which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Trust promptly after receipt of notice thereof given by you;

                     (ii) Any failure by the Trust following a change in control of the Trust to continue to provide you with Base Compensation (as defined below) or employee benefits which you were entitled to immediately prior to the Effective Date, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Trust promptly after receipt of notice thereof given by you;

                     (iii) The Trust's requiring you to be based at or generally work from any location other than the location that you were based at or generally worked from prior to the Effective Date or the Trust's requiring you to travel on Trust business to a substantially greater extent than required immediately prior to the Effective Date; or

                     (iv)   Any failure by the Trust to comply with and satisfy
                            Section 10 of this Agreement.

              For purposes of this Section 3(e), your good faith determination of "Good Reason" shall be conclusive.

                    (f) WITHOUT CAUSE. The Trust may terminate your employment with the Trust Without Cause. For purposes of this Agreement the term "Without Cause" shall mean termination of your employment for reasons other than for Death, Retirement, Disability or Cause.

              Except in the case of Retirement or Death, termination of your employment shall be effective only as of the earliest date (hereinafter referred to as the "Date of Termination") specified by either you or the Trust in a written notice of termination ("Notice of Termination") to the other party hereto. Notwithstanding any provision herein to the contrary, if at any time prior to a change in control of the Trust you receive notice from the Trust that you shall be placed in an income continuation status (i.e., where the Trust agrees to (i) continue to pay your then existing salary or a modified level of salary continuation and/or all or some of your then existing employee benefits and (ii) relieve you of your obligation to render services to the Trust), your employment for the purpose of this Agreement only shall be deemed terminated as of the date of such notice and no benefits shall be payable to you hereunder.

              4. SEVERANCE PAY. If a change in control of the Trust occurs and within two years thereafter your employment with the Trust is terminated either by you for Good Reason or by the Trust Without Cause, then in addition to all other benefits which you have earned prior to such termination or to which you are otherwise entitled, the Trust shall pay to you as severance pay, in a lump sum on or before the fifth day following the Date of Termination, the following amounts:


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                 (a) your full base salary and other benefits earned or accrued
(e.g., accrued vacation) through the Date of Termination at the rate in effect ten days prior to the date the Notice of Termination is given, to the extent not theretofore paid;

                 (b) an amount equal to the product of (1) the sum of (i) the higher of (a) your highest annual base salary prior to the Effective Date and
(b) your annual base salary at the highest rate in effect at any time since any change in control of the Trust and (ii) the higher of (c) your Additional Compensation (as defined hereafter) for the most recently completed fiscal year of the Trust, and (d) the arithmetic average of your Additional Compensation for the most recently completed three fiscal years of the Trust (the sum of such annual base salary and Additional Compensation shall be referred to as your "Base Compensation") and (2) the lesser of (i) the [number two] [number one] [fraction one-half] and (ii) a fraction the numerator of which is the number of months from and including the month in which the Date of Termination occurs to and including the month in which you would attain the age sixty-five and the denominator of which is twelve. The term "Additional Compensation" shall mean your annual (measured by a calendar year) total incentive compensation, including the dollar value of awards granted under the Trust's 1994 Long Term Incentive Performance Plan (as the same may be amended or continued from time to time, the "Incentive Plan"), commissions, bonuses, amounts deferred under any non-qualified deferred compensation program of the Trust, including under the Incentive Plan, and any elective contributions that are made by or on behalf of you under any plan maintained by the Trust that are not includible in gross income under Section 125 or 402(e)(3) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), but excluding moving or educational reimbursement expenses, amounts realized from the exercise of any stock options, and imputed income attributable to any fringe benefit;

                 (c) in lieu of Trust Shares issuable upon exercise of options ("Options"), if any, granted to you under any Trust share option plan, including under the Incentive Plan (which Options shall be deemed canceled upon the making of the payment herein referred to), you shall receive an amount in cash equal to the aggregate spread between the exercise prices of all such Options that are outstanding and held by you (whether or not then fully vested or exercisable) and the higher of (i) the last reported sales price of Trust Shares on the New York Stock Exchange on the Date of Termination or, if no sales are reported for that date, for the last day for which sales of Trust Shares were reported, and
(ii) the highest price per Trust Share actually paid in connection with any change in control of the Trust; and

                 (d) an amount of cash equal to any unvested portion of your interest in any of the Trust's tax-qualified pension plans as of the Date of Termination.

              5. WELFARE BENEFIT PLANS. If a change in control of the Trust occurs and within two years thereafter your employment with the Trust is terminated either by you for Good Reason or by the Trust Without Cause, then the Trust shall maintain in full force and effect, for the continued benefit of you and your dependents for two years after the Date of Termination, all health and welfare benefits historically provided to you before the Date of Termination, including health, accident, disability and life insurance at the levels in effect before the Date of Termination, and such other employee benefit plans, programs and arrangements (excluding, however, any tax-qualified and nonqualified retirement plan or program of the Trust), in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such welfare plans, programs and arrangements, and provided further with respect to any life insurance benefit which is provided through a split dollar program, the Trust shall cause the ownership of any such life insurance policy to be transferred (with any cash value related thereto) to you. In the event that your participation in any such welfare plan, program or arrangement is barred, or any such plan, program or arrangement is discontinued or the benefits thereunder materially reduced, the Trust shall arrange to provide you with benefits substantially similar to those which you were entitled to receive under such plans, programs and arrangements immediately prior to the Date of


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Termination. At the end of the period of coverage hereinabove provided for, you shall have the option to have assigned to you at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Trust and relating specifically to you.

              6. OUTPLACEMENT SERVICES. If a change in control of the Trust occurs and within two years thereafter your employment with the Trust is terminated either by you for Good Reason or by the Trust Without Cause, then the Trust shall provide you reasonable outplacement services for a period of up to one year of a nature customarily provided at your executive officer or other employment level.

              7. NO MITIGATION REQUIRED. You shall not be required to mitigate the amount of any payment or benefit provided for in Section 4 or 5 by seeking other employment or otherwise. Notwithstanding the foregoing, benefits otherwise receivable under Section 5 of this Agreement shall be reduced to the extent that, and for any period during which, you receive substantially similar benefits from another employer.

              8. ADDITIONAL PAYMENTS.

                 (a) Anything in this Agreement to the contrary notwithstanding, in the event it is determined (as hereafter provided) that any payment or distribution to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or similar right (any such payment or distribution, a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by you of all taxes (including federal, state, and local taxes and any interest or penalties imposed with respect to such taxes and including any Excise Tax) imposed upon the Gross-Up Payment, you retain (or have withheld and credited on your behalf for tax purposes) an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                 (b) Subject to the provisions of Section 8(e) hereof, all determinations required to be made under this Section 8 (including whether an Excise Tax is payable by you, the amount of such Excise Tax, whether a Gross-Up Payment is required, and the amount of such Gross-Up Payment), shall be made by a nationally recognized legal or accounting firm (the "Firm") selected by you in your sole discretion. You agree to direct the Firm to submit its determination and detailed supporting calculations to both you and the Trust within 15 calendar days after the Date of Termination, if applicable, or such earlier time or times as may be requested by you or the Trust. If the Firm determines that any Excise Tax is payable by you and that a Gross-Up Payment is required, the Trust shall pay you the required Gross-Up Payment within five business days after receipt of such determination and calculations. If the Firm determines that no Excise Tax is payable by you, it shall, at the same time as it makes such determination, furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal income tax return. Any determination by the Firm as to the amount of the Gross-Up Payment shall be binding upon you and the Trust. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Trust should have been made (an "Underpayment"). In the event that the Trust exhausts its remedies pursuant to Section 8(e) hereof and you thereafter are required to make a payment of any Excise Tax, you may direct the Firm to determine the amount of the Underpayment (if any) that has occurred and to submit its determination and detailed supporting calculations to both you and the Trust as promptly as possible. Any such Underpayment shall be promptly paid by the Trust to you, or for your benefit, within five business days after receipt of such determination and calculations.


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                 (c) You and the Trust shall each provide the Firm access to and copies of any books, records and documents in the possession of the Trust or you, as the case may be, reasonably requested by the Firm, and otherwise cooperate with the Firm in connection with the preparation and issuance of the determination contemplated by Section 8(b) hereof.

                 (d) The fees and expenses of the Firm for its services in connection with the determinations and calculations contemplated by Section 8(b) hereof shall be borne by the Trust. If such fees and expenses are initially paid by you, the Trust shall reimburse you the full amount of such fees and expenses within five business days after receipt from you of a statement therefor and reasonable evidence of your payment thereof.

                 (e) You agree to notify the Trust in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Trust of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten business days after you actually receive notice of such claim. You agree to further apprise the Trust of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by you). You agree not to pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which you give such notice to the Trust and (ii) the date that any payment or amount with respect to such claim is due. If the Trust notifies you in writing at least five business days prior to the expiration of such period that it desires to contest such claim, you agree to:

                     (i) provide the Trust with any written records or documents in your possession relating to such claim reasonably requested by the Trust;

                     (ii) take such action in connection with contesting such claim as the Trust shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Trust;

                     (iii) cooperate with the Trust in good faith in order effectively to contest such claim; and

                     (iv) permit the Trust to participate in any proceedings relating to such claim;

provided, however, that the Trust shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 8(e), the Trust shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 8(e) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that you may participate therein at your own cost and expense) and may, at its option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Trust shall determine; provided, however, that if the Trust directs you to pay the tax claimed and sue for a refund, the Trust shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which the contested amount is claimed


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to be due is limited solely to such contested amount. Furthermore, the Trust's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                    (f) If, after the receipt by you of an amount advanced by the Trust pursuant to Section 8(e) hereof, you receive any refund with respect to such claim, you agree (subject to the Trust's complying with the requirements of Section 8(e) hereof) to promptly pay to the Trust the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after your receipt of an amount advanced by the Trust pursuant to
Section 8(e) hereof, a determination is made that you are not entitled to any refund with respect to such claim and the Trust does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 8.

              9. SECURITY. To secure payment of the benefits herein provided for, the Trust agrees to maintain an irrevocable escrow account (the "Escrow Account") at a bank (the "Bank") designated by the Trust and, concurrent with a change in control of the Trust or immediately after a change in control of the Trust has occurred, the Trust shall promptly deposit in the Escrow Account cash or marketable securities having a value of at least 100% of the amounts to be paid to you by the Trust pursuant to this Agreement. Amounts deposited in the Escrow Account shall be paid out by the Bank only to you, in such amounts as you shall certify to the Bank as amounts that the Trust is in default in paying to you under this Agreement, or to the Trust, to the extent that you and the Trust have agreed in writing, or in the event the Trust has fully performed its obligations under this Agreement.

              10. SUCCESSORS, BINDING AGREEMENT. The Trust shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Trust, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Trust would be required to perform it if no such succession had taken place. Failure of the Trust to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Trust in the same amount and on the same terms as you would be entitled to hereunder if the Trust had terminated your employment after a change in control of the Trust occurring at the time of succession, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Trust" shall mean the Trust as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisees, legatees, or other designee or, if there be no such devisee, legatee or other designee, to your estate.

              11. CONTINUED STATUS AS KEY EMPLOYEE. Notwithstanding anything to the contrary elsewhere contained in this Agreement, if you are now and later cease to be a Board-elected officer or an appointed officer or key employee of the Trust, or your position is otherwise reduced by title, compensation or otherwise prior to a change in control of the Trust, this Agreement shall be deemed terminated and of no further force and effect.

              12. NOTICE. Notices and all other communications provided for in this Agreement


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shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Trust shall be directed to the attention of the Secretary of the Trust, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

              13. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board, provided, that the Trust shall have the right to terminate its obligations to you under this Agreement by written notice given to you at any time prior to a change in control of the Trust, so long as such termination is not done in anticipation of or in connection with a change in control of the Trust. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire agreement between the Trust and you with respect to the subject matter hereof and, except to the extent a specific compensation program provides for benefits upon a change in control of the Trust relative to that program, which provisions shall remain in effect, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. To the extent the provisions of another compensation program that provides for severance benefits upon a change in control of the Trust are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall govern unless and to the extent that such provisions of such other compensation program provide severance benefits more favorable to you than the severance benefits provided for herein. Without limiting the generality of the foregoing, this Agreement supersedes and replaces in its entirety any prior agreement relating to the subject matter hereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio.

              14. VALIDITY. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

              15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

              16. JURISDICTION. In the event of any dispute or controversy arising under or in connection with this Agreement you and the Trust hereby irrevocably consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Cuyahoga County) or the United States District Court for the Northern District of Ohio.

              17. LEGAL FEES AND EXPENSES. It is the intent of the Trust that you shall not be required to incur the expenses associated with the enforcement of your rights under this Agreement by arbitration, litigation, other legal action or negotiation to resolve any disputes because the cost and expenses thereof would substantially detract from the benefits intended to be extended to you hereunder. Accordingly, if it should appear to you that the Trust has failed to comply with any of its obligations under this Agreement or in the event the Trust or any other person takes any action to declare this Agreement void or unenforceable, or institutes any arbitration or litigation designed to deny, or to recover from, you the benefits intended to be provided to you hereunder, the Trust irrevocably authorizes you from time to time to retain counsel of your choice, at the expense of the Trust, to represent you in connection with the initiation or defense of any arbitration, litigation, other legal action or negotiation to resolve any disputes whether by or against the Trust or any director, officer, shareholder or other person


                                       9
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affiliated with the Trust, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Trust and such counsel, the Trust irrevocably consents to your entering into an attorney-client relationship with such counsel, and in that connection the Trust and you agree that a confidential relationship shall exist between you and such counsel. The Trust shall also pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by you as a result of the Trust's failure to perform this Agreement or any provision hereof (including this Section 17) or as a result of the Trust or any person contesting the validly or enforceability of this Agreement or any provision hereof.



                                       10
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                    If this letter correctly sets forth our agreement on the
subject matter hereof, kindly sign and return to the Trust the enclosed copy of the letter which will then constitute our agreement on this subject.

                                   Sincerely,

                                   FIRST UNION REAL ESTATE EQUITY AND
                                   MORTGAGE INVESTMENTS




                                   By:
                                       -----------------------------------------



Accepted and agreed to
this ____ day of February, 1998




---------------------------------------
Employee